Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI ADDS NEW INDEPENDENT DIRECTOR MICHAEL W. UPCHURCH

Phoenix, AZ – February 7, 2019 – Mobile Mini, Inc. (NASDAQ GS: MINI) (the “Company” or “Mobile Mini”), the world’s leading supplier of portable storage solutions and a leading provider of tank and pump solutions in the United States, today announced that it has added Michael W. Upchurch as a new independent Director. With the addition of Mr. Upchurch the Company has expanded the size of its Board from nine to ten members.

Mr. Upchurch is Executive Vice President and Chief Financial Officer for Kansas City Southern (KCS) (NYSE: KSU). KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America.

Mr. Upchurch has been Chief Financial Officer at KCS since October 2008, having joined the company in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse.    Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration (with a major in Accounting) from Kansas State University.

“We are excited to add Mike to our Board of Directors,” said Mobile Mini Chairman Michael Watts. “The breadth and depth of his financial expertise, coupled with his broad leadership and operational responsibilities at KCS will add a dynamic perspective to our Board. Mobile Mini is committed to regularly refreshing and strengthening our Board, and Mike is a perfect match for the experiences and values we were seeking.”

About Mobile Mini, Inc.

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions, and a leading provider of tank and pump solutions in the U.S. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Van Welch, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Fred Buonocore (212) 836-9607
Mobile Mini, Inc.		Kevin Towle (212) 836-9620
(602) 308-3879
www.mobilemini.com